The information in this Initial Summary Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Initial Summary Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

RiverSource®

RiverSource® Variable Universal Life 6 Insurance

(Offered for policy applications signed on or after January 12, 2024)

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Issued by:    RiverSource Life Insurance Company (RiverSource Life)

70100 Ameriprise Financial Center

Minneapolis, MN 55474

Telephone: 1-800-862-7919

(Service Center)

Website address: riversource.com/lifeinsurance

RiverSource Variable Life Separate Account

Summary Prospectus for New Investors

December XX, 2024

This Summary Prospectus summarizes key features of the RiverSource Variable Universal Life 6 Insurance (Offered for policy applications signed on or after January 12, 2024) (the policy). Before you invest, you should also review the prospectus for the policy, which contains more information about the policy’s features, benefits, and risks. You can find this document and other information about the policy online at riversource.com/lifeinsurance. You can also obtain this information at no cost by calling 1-800-862-7919 or by sending an email request to riversourcesharholdercomms@ampf.com.

You may cancel your policy within 10 days of receiving it without paying penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive a full refund of all premiums paid, including any policy fees or other charges, less Indebtedness. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

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Key Terms

These terms can help you understand details about your policy.

Accumulation Unit: An accounting unit used to calculate the value of the Subaccounts.

Attained Insurance Age: The Insured’s Insurance Age plus the number of Policy Anniversaries since the Policy Date. Attained Insurance Age changes only on a Policy Anniversary.

Beneficiary: The person(s) or entity(ies) designated to receive the death benefit Proceeds.

Cash Surrender Value: Proceeds received if you surrender the policy in full. The Cash Surrender Value equals the Policy Value minus Indebtedness and any applicable Surrender Charges.

Close of Business: The time the New York Stock Exchange (NYSE) closes, 4 p.m. Eastern time unless the NYSE closes earlier.

Code: The Internal Revenue Code of 1986, as amended.

Death Benefit Valuation Date: The date of the Insured’s death when death occurs on a Valuation Date. If the Insured does not die on a Valuation Date, then the Death Benefit Valuation Date is the next Valuation Date following the date of the Insured’s death.

Duration: The number of years a policy is in force. For example, Duration 1 is the first year the policy is in force and Duration 15 is the 15th year the policy is in force.

Eligible Accounts: The Fixed Account, as applicable, and certain Subaccounts and Indexed Accounts shown under Policy Data. Policy Value in the Eligible Accounts is used to determine if, upon any Segment Maturity Date, changes to Segment maturity reallocations are needed due to outstanding indexed loan Indebtedness.

Fixed Account: The portion of the Policy Value held in our general investment account, not including the Loan Collateral Account, that earns interest at a fixed rate not less than the guaranteed interest rate as shown under Policy Data.

Fixed Account Value: The portion of the Policy Value that you allocate to the Fixed Account.

Full Surrender: The withdrawal of the full Cash Surrender Value and termination of the policy.

Funds: Mutual funds or portfolios, each with a different investment objective. (See “The Variable Account and the Funds.”) Each of the Subaccounts of the Variable Account invests in a specific one of these Funds.

Good Order: We cannot process your transaction request relating to the policy until we have received the request in Good Order at our Service Center. “Good Order” means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in “Good Order,” your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the policy number; the transaction amount (in dollars); the names of and allocations to and/or from the Subaccounts, the Indexed Accounts and the Fixed Account affected by the requested transaction; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. For certain transactions, at our option, we may require the signature of all policy Owners for the request to be in Good Order. With respect to purchase requests, “Good Order” also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in Good Order, and we reserve the right to change or waive any Good Order requirements at any time.

Indebtedness: All existing loans on the policy plus interest that has either been accrued or added to the policy loan.

Indexed Account: The portion of the Policy Value that has the ability to earn interest based on a change in the value of one or more designated indexes.

Indexed Loan Base Account: The indexed account that receives any applicable transfer amounts due to the following when an indexed loan is in effect:

1.	Indexed loan reallocation of Segment maturity values.
2.	Indexed loan transfer of Policy Value at Policy Anniversary.

The Indexed Loan Base Account is shown under Policy Data.

Ineligible Accounts: The Subaccounts, the Fixed Account and/or Indexed Accounts that are not designated as Eligible Accounts under Policy Data.

Insurance Age: The age of the Insured, based upon his or her nearest birthday on the date of the application.

Insured: The person(s) whose life(ves) is/are insured by the policy.

Lapse: The policy ends without value and no death benefit is paid.

Loan Collateral Account: The portion of the Policy Value held in our general investment account that reflects amounts transferred from the Subaccounts, the Fixed Account and/or the Indexed Accounts as collateral when a fixed loan is taken, or interest accrued and not paid when it is due on such loan.

Minimum Initial Premium: The premium amount used to determine if the Minimum Initial Premium Guarantee is in effect. The Minimum Initial Premium is shown under Policy Data and depends on the Insured’s Insurance Age, sex (unless unisex rates are required by law), Risk Classification, optional insurance benefits added by rider, the initial Specified amount and death benefit option.

Minimum Initial Premium Guarantee (MIPG): A feature of the policy guaranteeing that the policy will remain in force over the Minimum Initial Premium Guarantee Period as long as the Policy Value minus Indebtedness equals or exceeds the monthly deduction. This feature is in effect as long as certain premium payment requirements are met.

Monthly Date: The same day each month as the Policy Date. If there is no Monthly Date in a calendar month, the Monthly Date is the first day of the next calendar month.

Net Amount at Risk: A portion of the death benefit equal to the current death benefit divided by the guaranteed interest rate factor shown under Policy Data minus the Policy Value. This is the amount to which we apply cost of insurance rates in determining the monthly cost of insurance.

Net Premium: The premium paid minus the premium expense charge.

No-Lapse Guarantee (NLG): A feature of the policy guaranteeing that the policy will remain in force over the No- Lapse Guarantee Period even if the Cash Surrender Value is insufficient to pay the monthly deduction. This feature is in effect as long as certain premium payment requirements are met.

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No-Lapse Guarantee Period: The maximum duration the NLG can be in effect if the premium payment requirements are met. The No-Lapse Guarantee Period for the NLG is shown under Policy Data and depends on the Insured’s Insurance Age.No-Lapse Guarantee Premium: The premium amount used to determine if the NLG is in effect. The NLG Premium is shown under Policy Data and depends on the Insureds’ Insurance Ages, sexes (unless unisex rates are required by law), Risk Classifications, optional insurance benefits added by rider, the initial Specified Amount and death benefit option.

Notice of Claim: The written notice required to be submitted in order to start a claim.

Owner: The entities to which, or individuals to whom, we issue the policy or to whom you subsequently transfer ownership. The Owner is authorized to make changes to the policy and request transactions involving Policy Value. In the prospectus “you” and “your” refer to the Owner.

Partial Surrender: The withdrawal of an amount of the Policy Value that is less than the full Cash Surrender Value. Sometimes we refer to a Partial Surrender as a withdrawal.

Plan of Care: A written plan for Long-term Care Services designed especially for the Accelerated Benefit Insured.

Policy Anniversary: The same day and month as the Policy Date each year the policy remains in force.

Policy Date: The date we issue the policy and from which we determine policy anniversaries, policy years and policy months. The Policy Date is shown under Policy Data.

Policy Data: The portion of the policy that includes specific information on your policy regarding your policy’s benefits, amount and duration of guaranteed charges, premium information, and other benefit data applicable to the Insured.

Policy Value: The sum of the Fixed Account Value plus the Variable Account Value plus the values of the Indexed Account(s) plus the value of the Loan Collateral Account.

Proceeds: The amount payable under the policy as follows:

•	Upon death of the Insured prior to the date the Insured has reached Attained Insurance Age 120, Proceeds will be the death benefit in effect as of the date of the Insured’s death, minus any Indebtedness.

•	Upon death of the Insured on or after the Insured has reached Attained Insurance Age 120, Proceeds will be the greater of:

—	the Policy Value on the date of the Insured’s death minus any Indebtedness on the date of the Insured’s death; or

—

the death benefit at the Insured’s Attained Insurance Age 120 Policy Anniversary minus any partial surrenders and partial surrender fees occurring after the Insured’s Attained Insurance Age 120 Policy Anniversary minus any Indebtedness on the date of the Insured’s death.

•	On Full Surrender of the policy, the Proceeds will be the Cash Surrender Value.

Pro Rata Basis: Method for allocating amounts to the Fixed Account and to each of the Subaccounts. It is proportional to the value that the Fixed Account (not including the Fixed Account Value that is part of an SDCA arrangement) and each of the Subaccounts bear to the total Policy Value minus any value in the Loan Collateral Account, the sum of the values of the Indexed Accounts, and the value of the Fixed Account that is part of an SDCA arrangement.

Risk Classification: A group of insureds that RiverSource Life expects will have similar mortality experience.

RiverSource Life: In this prospectus, “we,” “us,” “our” and “RiverSource Life” refer to RiverSource Life Insurance Company.

Scheduled Premium: A premium you select at the time of application, of a level amount, at a fixed interval of time.

Service Center: Our department that processes all transaction and service requests for the policies. We consider all transaction and service requests received when they arrive in Good Order at the Service Center. Any transaction or service requests sent or directed to any location other than our Service Center may end up delayed or not processed. Our Service Center address and telephone number are listed on the first page of the prospectus.

Specified Amount: An amount chosen by you that we use to determine the death benefit and the Proceeds payable upon death of the Insured prior to the Insured’s Attained Insurance Age 120 Policy Anniversary. If death benefit option 1 is chosen, this is the amount of life insurance coverage you want. For death benefit option 2 and 3, this is the minimum amount of life insurance coverage. We show the initial Specified Amount you have chosen in your policy.

Subaccounts: Each Subaccount is a separate investment division of the Variable Account and invests in a particular portfolio or Fund.

Surrender Charge: A charge we assess against the Policy Value at the time of surrender, or if the policy Lapses, during the first ten years of the policy and for ten years after an increase in coverage.

Valuation Date: Any normal business day, Monday through Friday, on which the New York Stock Exchange (NYSE) is open, up to the time it closes, generally 4:00 PM Eastern Time. At the NYSE close, the next Valuation Date begins. We calculate the Accumulation Unit value of each Subaccount on each Valuation Date. If we receive your transaction request at our Service Center before the Close of Business, we will process your transaction using the Accumulation Unit value we calculate on the Valuation Date we received your transaction request in Good Order. On the other hand, if we receive your transaction request in Good Order at our Service Center at or after the Close of Business, we will process your transaction using the Accumulation Unit value we calculate on the next Valuation Date. If you make a transaction request by telephone (including by fax), you must have completed your transaction by the Close of Business in order for us to process it using the Accumulation Unit value we calculate on that Valuation Date. If you were not able to complete your transaction before the Close of Business for any reason, including telephone service interruptions or delays due to high call volume, we will process your transaction using the Accumulation Unit value we calculate on the next Valuation Date.

Variable Account: RiverSource Variable Life Separate Account consisting of Subaccounts, each of which invests in a particular Fund. The Policy Value in each Subaccount depends on the performance of the particular Fund.

Variable Account Value: The sum of the values that you allocate to the Subaccounts of the Variable Account.

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Important Information You Should Consider About the Policy

FEES AND EXPENSES				Location in Statutory Prospectus
Charges for Early Withdrawals

If you surrender your policy for its full Cash Surrender Value, or the policy Lapses, during the first ten years and for ten years after requesting an increase in the Specified Amount, you will incur a Surrender Charge. The Surrender Charges are set based on various factors such as the Insured’s Insurance Age (or Attained Insurance Age at the time of a requested increase in the Specified Amount), Risk Classification, and the number of years the policy has been in force (or for the number of years from the effective date of an increase in the Specified Amount).

The maximum initial Surrender Charge rate that would be charged on any policy would be $57.00 per $1,000 of Initial Specified Amount. Therefore, if a Full Surrender occurs on a policy that was issued with a $1,000,000 Initial Specified Amount, the maximum initial Surrender Charge would be $57,000 which is $57.00 times $1,000,000 divided by 1,000.

The Surrender Charges are shown under the Policy Data page of your policy.

Fee Tables Transaction Fees Base Policy Charges
Transaction Charges	In addition to Surrender Charges, you may also incur charges on other transactions, such as a premium expense charge, partial surrender charge, express mail fee, electronic fund transfer fee, and fees imposed when exercising your rights under the Accelerated Benefit Rider for Terminal Illness and the Overloan Protection Benefit. If you take a loan against the policy, you will be charged a loan interest rate on any outstanding balance until the loan is paid off.			Fee Tables
Ongoing Fees and Expenses (annual charges)

In addition to Surrender Charges and transaction charges, an investment in the policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the policy and the cost of the following riders if they are elected as optional benefits available under the policy: Accidental Death Benefit Rider, Children’s Insurance Rider, Waiver of Monthly Deduction Rider, Waiver of Premium Rider, Accounting Value Increase Rider, AdvanceSource Accelerated Benefit Rider - CI and AdvanceSource Accelerated Benefit Rider - LTC. Such fees and expenses are set based on various factors such as the Insured’s Risk Classification, Insurance Age, sex and the number of years the policy is in force. You should review the rates, fees and charges under the Policy Data page of your policy.

You will also bear expenses on the Policy Value in Indexed Accounts at an annual rate of 0.60% applied monthly.

You will also bear expenses associated with the Funds offered under the policy, as shown in the following table:

Fee Tables Transaction Fees Base Policy Charges
	Annual Fee	Minimum	Maximum
	Underlying Fund options (Funds fees and expenses)(1)	[ ]	[ ]
(1) As a percentage of fund assets.

RISKS
Risk of Loss	You can lose money by investing in this policy including loss of principal.			Principal Risks of Investing in the Policy

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RISKS		Location in Statutory Prospectus
Not a Short-Term Investment

The policy is not suitable as a short-term investment and is not appropriate for an investor who needs ready access to cash.

The policy is a long-term investment that is primarily intended to provide a death benefit that we pay to the Beneficiary upon the Insured’s death.

Your policy has little or no Cash Surrender Value in the early policy years. During early policy years the Cash Surrender Value may be less than the premiums you pay for the policy.

Your ability to take partial surrenders is limited. You cannot take partial surrenders during the first policy year.

Principal Risks of Investing in the Policy
Risks Associated with Investment Options

An investment in the policy is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the policy.

Each investment option (including the Fixed Account and the Indexed Accounts) has its own unique risks.

You should review the investment options before making an investment decision.

If the death benefit is option 2, the death benefit could decrease from the death benefit on the previous Valuation Date due to adverse investment experience.

Principal Risks of Investing in the Policy The Variable Account and the Funds
Insurance Company Risks

An investment in the policy is subject to the risks related to RiverSource Life Insurance Company. Any obligations (including under the Fixed Account and the Indexed Accounts) or guarantees and benefits of the policy that exceed the assets of the Variable Account are subject to RiverSource Life’s claims-paying ability. If RiverSource Life experiences financial distress, RiverSource Life may not be able to meet their obligations to you. More information about RiverSource Life, including their financial strength ratings, is available by contacting RiverSource Life at 1-800-862-7919.

Additional information regarding the financial strength of RiverSource Life can be accessed at: strengthandsoundness.com.

Principal Risks of Investing in the Policy The General Account
Policy Lapse	Insufficient premium payments, fees and expenses, poor investment performance, full and partial surrenders, and unpaid loans or loan interest may cause the policy to Lapse. There is a cost associated with reinstating a Lapsed policy. Death benefits will not be paid if the policy has Lapsed. Your policy may not Lapse if the No Lapse Guarantee or the Minimum Initial Premium Guarantee is in effect. Also, your policy enters a grace period before Lapsing, allowing you additional time to pay the amount required to keep the policy in force.	Keeping the Policy in Force

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RESTRICTIONS	Location in Statutory Prospectus
Investments

•  We reserve any right to limit transfers of value from a Subaccount to one or more Subaccounts or to the Fixed Account to five per policy year, and we may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

•  Your transfers among the Subaccounts are subject to policies designed to deter market timing.

•  The minimum transfer amount from an investment option is $50, if automated, and $250 by mail or telephone.

•  On the Insured’s Attained Insurance Age 120 anniversary, any Policy Value in the Subaccounts will be transferred to the Fixed Account and may not be transferred to any Subaccount or Indexed Account.

•  You may only transfer into and out of the Fixed Account on a Policy Anniversary, unless you automate such transfers.

•  Restrictions into and out of the Indexed Accounts apply.

•  We reserve the right to close, merge or substitute Funds as investment options.

•  We also reserve the right, upon notification to you, to close or restrict any Funds. We will obtain any necessary approval of the Securities and Exchange Commission.

•  We generally limit purchase payments in excess of $1,000,000.

Transfers Among the Fixed Account, Indexed Accounts and Subaccounts Substitution of Investments Optional Benefits — Investment Allocation Restrictions for Certain Benefit Riders
Optional Benefits

•  Accelerated Benefit Rider for Terminal Illness (ABRTI): The ABRTI has certain conditions that must be satisfied to exercise the benefit of these riders.

•  Accidental Death Benefit Rider (ADB): The ADB is not available for all Insurance Ages or Risk Classifications that would be Insured under the base policy. The ADB has termination dates prior to the termination date of the base policy. The ADB has certain conditions that must be satisfied to exercise the benefit of these riders.

•  Automatic Increase Benefit Rider (AIBR): The AIBR is only available at policy issuance. The AIBR is not available for all Insurance Ages or Risk Classifications that would be Insured under the base policy. The AIBR has termination dates prior to the termination date of the base policy.

•  Children’s Insurance Rider (CIR): The CIR is not available for all Insurance Ages or Risk Classifications that would be Insured under the base policy. The CIR has a termination date prior to the termination date of the base policy. The CIR provides death benefit Proceeds on someone other than the Insured of the base policy.

•  Waiver of Monthly Deduction Rider (WMD): The WMD is not available for all Insurance Ages or Risk Classifications that would be Insured under the base policy. The WMD has termination dates prior to the termination date of the base policy. The WMD has certain conditions that must be satisfied to exercise the benefit of these riders.

•  Waiver of Premium Rider (WP): The WP is not available for all Insurance Ages or Risk Classifications that would be Insured under the base policy. The WP has termination dates prior to the termination date of the base policy. The WP has certain conditions that must be satisfied to exercise the benefit of these riders.

•  AdvanceSource Accelerated Benefit Rider - for Chronic Illiness (ASR-CI): The ASR-CI is only available at policy issuance. The ASR-CI is not available for all Insurance Ages or Risk Classifications that would be Insured under the base policy. The ASR-CI has certain conditions that must be satisfied to exercise the benefit of these riders.

•  AdvanceSource Accelerated Benefit Rider for Long Term Care (ASR-LTC): The ASR-LTC is only available at policy issuance. The ASR-LTC is not available for all Insurance Ages or Risk Classifications that would be Insured under the base policy. The ASR-LTC has certain conditions that must be satisfied to exercise the benefit of these riders.

•  Overloan Protection Benefit (“OPB”): The OPB has certain conditions that must be satisfied to exercise the benefit of this rider.

Additional Information About Optional Benefits

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TAXES		Location in Statutory Prospectus
Tax Implications

•  You should consult with a tax professional to determine the tax implications of an investment in and payments received under the policy.

•  If you purchased the policy through a tax-qualified plan, there is no additional tax deferral benefit under the policy. Earnings under your policy are taxed at ordinary income tax rates when withdrawn.

•  If your policy is a modified endowment contract, you may have to pay a 10% tax penalty if you take a withdrawal of earnings before age 59 1⁄2.

Taxes

CONFLICTS OF INTEREST
Investment Professional Compensation

In general, we pay selling firms and their sales representatives’ compensation for selling the policy.

In addition to commissions, we may, in order to promote sales of the policies, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. These promotional incentives or reimbursements may be calculated as a percentage of the selling firm’s aggregate, net or anticipated sales and/or total assets attributable to sales of the policy, and/or may be a fixed dollar amount. Selling firms and their sales representatives may have a financial incentive to recommend the policy over another investment.

Distribution of the Policy
Exchanges	If you already own an insurance policy, some financial representatives may have a financial incentive to offer you a new policy in place of one you already own. You should only exchange an existing policy if you determine, after comparing the features, fees and risks of both policies, that it is better for you to purchase the new policy rather than continue to own your existing policy.	For additional information, see 1035 exchanges under Other Tax Considerations

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Overview of the Policy

Purpose

The purpose of the policy is to provide life insurance protection on the life of the Insured and to potentially build Policy Value. The policy is a long-term investment that provides a death benefit that we pay to the Beneficiary upon the Insured’s death. This policy may be appropriate for you if you have a long investment time horizon and the policy’s terms and conditions are consistent with your financial goals. It is not intended for people whose liquidity needs require early or frequent withdrawals or for people who intend to frequently trade in the policy’s variable investment options.

We pay death benefit Proceeds to the chosen Beneficiary when the Insured person under the policy dies. You tell us how much life insurance coverage you want. We call this the “Specified Amount” of insurance. Death benefit Proceeds may be increased by any additional death benefit you have elected, and will be decreased by any outstanding policy loans and loan interest.

Premiums

In applying for your policy, you decide how much you intend to pay and how often you will make any additional payments.

The policy also includes No-Lapse Guarantee benefits, which, subject to certain requirements being met, guarantees the policy will remain in force even if the Cash Surrender Value is insufficient to pay the monthly deduction.

You will choose a Scheduled Premium at the time of application. The Scheduled Premium serves only as an indication of your intent as to the frequency and amount of future premium payments. You may skip Scheduled Premium payments at any time if your Cash Surrender Value is sufficient to pay the monthly deduction or if you have paid sufficient premiums to keep the No-Lapse Guarantee rider in effect.

You may also make unscheduled premium payments at any time and in any amount of at least $25.

We reserve the right to limit the number and amount of unscheduled premium payments. No premium payments, scheduled or unscheduled, are allowed on or after the Insured’s Attained Insurance Age 120.

Your policy may Lapse if you do not pay the premiums needed to maintain coverage. In that case, we will not pay a death benefit. See “No Lapse Guarantee” under “Keeping the Policy in Force” section below.

Allocation of Premiums

Until the Policy Date, we hold premiums, if any, in the Fixed Account and we credit interest on any Net Premiums at the current Fixed Account rate. As of the Policy Date, we will allocate the Net Premiums plus accrued interest to the accounts you have selected in your application. At that time, we will begin to assess the monthly deduction and other charges.

You may direct your Net Premiums or transfers to:

•	A Fixed Account,

•	Indexed Accounts, or

•	Subaccounts that invest in underlying Funds.

A complete list of underlying Funds available under the policy can be found in Appendix A: Funds Available Under the Policy.

Policy Features

•	Flexibility. The policy is designed to be flexible. While the Insured is living, you, as the Owner of the policy, may exercise all of the rights and options described in the policy. You may, within limits, (1) change the amount of insurance, (2) borrow or withdraw amounts you have invested, (3) choose when and how much you invest, (4) choose whether your Policy Value or premium will be added to the Specified Amount when determining Proceeds payable to the Beneficiary upon the Insured’s death, and (5) add or delete certain other optional benefits that we make available by rider to your policy, as permitted.

•	Accessing Your Money. At any time while the policy is in force, you may fully surrender your policy in return for its Cash Surrender Value. A Full Surrender will terminate your policy and it cannot be reinstated. At any time after the first policy year, you may partially surrender your policy’s Cash Surrender Value. A Partial Surrender must be at least $500. Partial Surrenders will also reduce your Policy Value and death benefit and will increase your risk of Lapse. Full Surrenders may be subject to Surrender Charges and Partial Surrenders are subject to surrender processing fees.

•	Death Benefit Options. You must choose between death benefit Option 1, Option 2 or Option 3 at the time of your application. After choosing a death benefit option, you may change it at any time prior to the Insured’s Attained Insurance Age 120 Policy Anniversary.
•	Death Benefit Option 1: Provides for a death benefit that is equal to the greater of (a) the Specified Amount and (b) a percentage of Policy Value.

•	Death Benefit Option 2: Provides for a death benefit that is equal to the greater of (a) the Specified Amount plus the Policy Value and (b) a percentage of Policy Value.

•	Death Benefit Option 3: Provides for a death benefit that is equal to the greater of (a) the lesser of (i) the Specified Amount plus premiums paid, less partial surrenders and any Partial Surrender fees, or (ii) the Death Benefit Option 3 Limit shown in your Policy Data pages; and (b) a percentage of Policy Value.

•	Loans. There are two types of policy loans available to you: fixed loans and indexed loans. Only one loan type can be in effect at any time. The minimum loan you may take is $500 or the maximum loan amount, if less. Generally, policy loans allow you to access Policy Value without the taxes and surrender charges associated with a withdrawal. Taking a loan may have adverse tax consequences, will reduce the Proceeds payable upon death of the Insured, and will increase your risk of Lapse.

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•	Fixed loans. You may take a fixed loan from your policy at any time. When you take a fixed loan, we transfer Policy Value from your investment options in an amount equal to your loan and hold that part of your Policy Value in the Loan Collateral Account as loan collateral. As a result, loan collateral backing a fixed loan does not participate in the investment performance of the Subaccounts, nor does it receive indexed interest.

•	Indexed loans. You may take an indexed loan any time after the date shown under the Policy Data page of your policy. When you take an indexed loan, no Policy Value is transferred to the Loan Collateral Account. As a result, loan collateral backing an indexed loan remains in the Indexed Accounts and continues to be credited any applicable indexed interest.

•	Loan interest charged. We charge loan interest on both fixed and indexed loans. The loan interest charged on an indexed loan will be greater than the interest charged on a fixed loan.

•	Tax Treatment. The policy is designed to afford the tax treatment normally accorded life insurance policies under federal tax law. Generally, under federal tax law, the death benefit under a qualifying life insurance policy is excludable from the gross income of the Beneficiary. In addition, under a qualifying life insurance policy, cash value builds up on a tax deferred basis and transfers of cash value among the available investment options under the policy may be made income tax free. The tax treatment of policy loans and distributions may vary depending on whether the policy is a modified endowment contract. Neither distributions nor loans from a policy that is not a modified endowment contract are subject to the 10% penalty tax.

•	Optional Benefit Riders: The policy offers additional benefits, or “riders,” that provide you with supplemental benefits under the policy at an additional cost. These riders include:

•	Riders that increase the amount payable upon your death or the death of a family member (i.e., Accidental Death Benefit rider, Children’s Insurance Rider and the Automatic Increase Benefit rider).

•	Riders that help prevent your policy from lapsing (i.e., Overloan Protection Benefit, Waiver of Premium rider and Waiver of Monthly Deduction rider).

•	Riders that provide for payment of all or part of the death benefit in installment payments prior to the death of the insured (i.e. AdvanceSource Accelerated Benefit Rider for Chronic Illness and AdvanceSource Accelerated Benefit Rider for Long-Term Care).

•	Riders that provide for payment of part of the death benefit prior to the death of the insured (i.e. Accelerated Benefit Rider for Terminal Illness. Charges will be incurred upon exercise of this benefit.)

•	Rider that provides a partial waiver of the Surrender Charge upon a Full Surrender (i.e., Accounting Value Increase rider).

•	Additional “Standard” Riders, Features and Services. Additional riders, features and services under the policy are summarized below. There are no additional charges associated with these features and services.

•	Automated Transfers. This feature allows you to automatically transfer Policy Value from either a Subaccount or the Fixed Account to one or more Subaccounts and the Indexed Accounts on a regular basis. Via automated transfers you can take advantage of a dollar cost averaging strategy where you invest in one or more Subaccounts on a regular basis, for example monthly, instead of investing a large amount at one point in time. This systematic approach can help you benefit from fluctuations in Accumulation Unit values caused by the fluctuations in the value of the underlying Fund.

•	Asset Rebalancing. The automatic rebalancing feature automatically rebalances your Policy Value in the Subaccounts to correspond to your premium allocation designation. Asset rebalancing does not count towards the number of free transfers per Policy year.

•	No-Lapse Guarantee. Guarantees the policy will remain in force over the No-Lapse Guarantee Period even if the Cash Surrender Value is insufficient to pay the monthly deduction. This feature is in effect so long as certain premium payment requirements are met.

•	Policy Value Credit. We may periodically apply a credit to your Policy Value.

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Standard Death Benefits

If the Insured dies while the policy is in force, we will pay a benefit to the Beneficiary of the policy when the Insured dies. The amount payable is the death benefit amount minus any Indebtedness as of the Death Benefit Valuation Date.

Option 1 (level amount): Under the Option 1 death benefit, if death is prior to or on the Insured’s Attained Insurance Age 120, the death benefit amount is the greater of the following as determined on the Death Benefit Valuation Date:

•	the Specified Amount; or

•	a percentage of the Policy Value. The percentage is designed to ensure that the policy meets the provisions of federal tax law, which require a minimum death benefit in relation to Policy Value for your policy to qualify as life insurance.

Option 2 (variable amount): Under the Option 2 death benefit, if death is prior to or on the Insured’s Attained Insurance Age 120, the death benefit amount is the greater of the following as determined on the Death Benefit Valuation Date:

•	the Policy Value plus the Specified Amount; or

•	a percentage of Policy Value. The percentage is designed to ensure that the policy meets the provisions of federal tax law, which require a minimum death benefit in relation to Policy Value for your policy to qualify as life insurance.

Option 3 (return of premium, subject to a limit): Under the Option 3 death benefit, if death is prior to or on the Insured’s Attained Insurance Age 120, the death benefit amount is the greater of the following as determined on the Death Benefit Valuation Date:

1.	the lesser of:
•	the Specified Amount plus premiums paid, less partial surrenders and any partial surrender fees; or

•	the Death Benefit Option 3 Limit shown under Policy Data; or

2.

a percentage of the Policy Value. The percentage is designed to ensure the policy meets the provisions of federal tax law, which require a minimum death benefit in relation to the Policy Value for your policy to qualify as life insurance.

Example	Option 1	Option 2	Option 3

Specified Amount	$100,000	$100,000	$100,000

Policy Value	$5,000	$5,000	$5,000

Premiums paid	$4,000	$4,000	$4,000

Death benefit	$100,000	$105,000	$104,000

Policy Value increases to	$8,000	$8,000	$8,000

Death benefit	$100,000	$108,000	$104,000

Policy Value decreases to	$3,000	$3,000	$3,000

Death benefit	$100,000	$103,000	$104,000

If you want to have premium payments reflected in the form of an increasing death benefit, subject to a limit, you should consider Option 3. If you want your death benefit to include the policy Specified Amount and Policy Value, you should consider Option 2. If you are satisfied with the Specified Amount of insurance protection and prefer to have premium payments and favorable investment performance reflected to the maximum extent in the Policy Value, you should consider Option 1. Under Option 1, the cost of insurance is lower because our Net Amount at Risk is generally lower; for this reason, the monthly deduction is less and a larger portion of your premiums and investment returns is retained in the Policy Value.

Under all death benefit options, if death is on or after the Insured’s Attained Insurance Age 120 Policy Anniversary, the death benefit amount will be the greater of:

•	the death benefit on the Insured’s Attained Insurance Age 120 Policy Anniversary, minus any partial surrenders and partial surrender fees occurring after the Insured’s Attained Insurance Age 120 Policy Anniversary; or

•	the Policy Value on the date of death.

If you have the AdvanceSource Rider(1) on your policy: The Proceeds payable upon death of the Insured on or after the Insured’s Attained Insurance Age 120 anniversary is reduced by each AdvanceSource Rider benefit paid.

Increases: If you increase the Specified Amount, we may require additional evidence of insurability that is satisfactory to us.

The effective date of the increase will be the monthly anniversary on or next following our approval of the increase. The increase may not be less than $10,000 and we will not permit an increase after the Insured’s Attained Insurance Age 85. We will have two years from the effective date of an increase in Specified Amount to contest the truth of statements or representations in the application for the increase in Specified Amount.

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An increase in the Specified Amount will have the following effect on policy costs:

•	Your monthly deduction will increase because the cost of insurance charge depends upon the Specified Amount.

•	Charges for the optional Waiver of Monthly Deduction rider will increase.

•	The Minimum Initial Premium and the NLG premiums will increase.

•	Charges for certain optional insurance benefits may increase.

•	The administrative charge will increase.

•	The Surrender Charge will increase. A new schedule of Surrender Charges will apply to the amount of any increase in the Specified Amount.

At the time of the increase in Specified Amount, the Cash Surrender Value of your policy must be sufficient to pay the monthly deduction on the next Monthly Date. The increased Surrender Charge will reduce the Cash Surrender Value. If the remaining Cash Surrender Value is not sufficient to cover the monthly deduction, we will require you to pay additional premiums within the 61-day grace period. If you do not, the policy will Lapse unless the NLG or the Minimum Initial Premium Guarantee is in effect.

Decreases: After the first policy year, you may decrease the Specified Amount,(2),(3) subject to all the following limitations:

•	Only one decrease per policy year is allowed.

•	We reserve the right to limit any decrease to the extent necessary to qualify the policy as life insurance under the Code.

•	After the decrease, the Specified Amount may not be less than the minimum amount shown in the policy. The minimum amounts shown in the policy are:

•	In policy years 2-5, the Specified Amount remaining after the decrease may not be less than 75% of the initial Specified Amount.

•	In policy years 6-10, the Specified Amount remaining after the decrease may not be less than 50% of the initial Specified Amount.

•	In policy years 11-15, the Specified Amount remaining after the decrease may not be less than 25% of the initial Specified Amount.

•	In policy years 16+, the Specified Amount remaining after the decrease must be at least $1,000.

The effective date of any decrease in Specified Amount is the Monthly Date on or next following the date we receive your request.

No Surrender Charge is imposed when you request a decrease in the Specified Amount.

Each increase in Specified Amount is treated as a new policy for purposes of applying the limitations on decreases. Thus, the first policy year for an increase is measured from the effective date of the increase.

Example

This example assumes an initial Specified Amount of $100,000. In policy year 6, you increase the initial Specified Amount by $100,000. The current Specified Amount after this increase is $200,000. In policy year 10 (and 4 policy years after the effective date of the increase), you request a $125,000 decrease in the current Specified Amount. The maximum decrease permitted under these assumptions is limited to $75,000, and the Specified Amount after this decrease is $125,000, computed as follows:

Maximum reduction in initial Specified Amount in policy year 10:	$100,000 X .50 =	$ 50,000

Maximum reduction in increase in Specified Amount during the fourth policy year of increase:	$100,000 X .25 =	+25,000

Maximum permitted reduction in current Specified Amount:		$ 75,000

Current Specified Amount before reduction:		$200,000

Minus maximum permitted reduction in current Specified Amount:		–75,000

Minimum Specified Amount after reduction		$125,000

A decrease in Specified Amount will affect your costs as follows:

•	Your monthly deduction will decrease because the cost of insurance charge depends upon the Specified Amount.

•	The monthly deduction for the WMD will decrease.

•	If there is a decrease in the policy Specified Amount that results in the ASR Specified Amount to be greater than the new policy Specified Amount, the ASR Specified Amount will be Automatically decreased to equal the policy Specified Amount.

•	If there is a requested decrease in the policy Specified Amount, the AIBR would terminate.

•	The Minimum Initial Premium and the NLG premiums will decrease.

•	The administrative charge will not change.

•	The Surrender Charge will not change.

We will deduct decreases in the Specified Amount from the current Specified Amount in this order:

•	First from the initial Specified Amount when the policy was issued, and

•	Then from the increases successively following the initial Specified Amount.

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This procedure may affect the cost of insurance if we have applied different Risk Classifications to the current Specified Amount. We will eliminate the Risk Classification applicable to the most recent increase in the Specified Amount first, then the Risk Classification applicable to the next most recent increase, and so on.

If you have the AdvanceSource Rider on your policy and request a decrease in the policy Specified Amount, including decreases due to partial surrenders, you may impact the AdvanceSource Rider Specified Amount and the remaining amount to be accelerated. After a decrease in the policy Specified Amount, if the remaining amount to be accelerated divided by the new policy Specified Amount is greater than the maximum rider Specified Amount percent shown in the “Policy Data” section of the policy, then the rider Specified Amount and the remaining amount to be accelerated will be decreased. Any resulting decrease could cause a change in the maximum monthly benefit.

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Other Benefits Available Under the Policy

In addition to the standard death benefit(s) associated with your policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table.

Name of Benefit	Purpose	Is the Benefit Standard or Optional	Brief Description of Restrictions / Limitations

Accelerated Benefit Rider for Terminal Illness (ABR-TI)	The ABR-TI allows the Owner to withdraw part of the death benefit if the Insured becomes terminally ill.	Optional

•  Death benefit can only be accelerated if the Insured is diagnosed as terminally ill as defined in the rider.

•  The accelerated benefit creates a lien against the policy’s death benefit and interest will be added to the lien as it accrues.

•  At the Insured’s death, the policy’s Beneficiary would receive only the death benefit remaining after the lien has been deducted.

Accidental Death Benefit (ADB)	The ADB rider provides for an additional death benefit if the Insured’s death is caused by accidental injury prior to the Attained Insurance Age70Policy Anniversary.	Optional

•  ADB is available for Insureds Issue Ages 5-65.

•  ADB will only pay the additional accidental death benefit if the Insured’s death is caused by accidental injury prior to the Insured’s Attained Insurance Age 70 Policy Anniversary.

•  Death must occur within 90 days of the accidental injury to be considered for the accidental death benefit.

Automatic Increase Benefit Rider (AIBR)	The AIBR provides for an increase in the Specified Amount on each Policy Anniversary without evidence of insurability. The amount of the increase will be based on a percentage of the Specified Amount in effect at the time of the increase. The percent is chosen by you at the time of application.	Optional

•  AIBR is only available at issue.

•  AIBR is available to Insureds Issue Ages 0–60.

•  AIBR cannot be added to policies with an Insured that has a substandard Risk Classification.

•  The automatic increase percent cannot be changed once the policy has been issued.

•  The lifetime maximum amount of all automatic increases combined is $750,000.

•  The AIBR will terminate at the earlier of:

•  The Insurance Attained Insurance Age 65Policy Anniversary, or

•  The date the lifetime maximum of $750,000 is reached, or

•  The date the policy owner rejects an automatic increase, or

•  The date the policy owner requests a decrease in the Specified Amount, (Partial Surrenders and death benefit option changes that result in a decrease in Specified Amount do not cause the rider to terminate), or

•  When the policy owner requests to have the rider removed, or

•  The date the policy terminates for any reason.

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Name of Benefit	Purpose	Is the Benefit Standard or Optional	Brief Description of Restrictions / Limitations

Children’s Insurance Rider (CIR)	The CIR provides level term coverage on each eligible child.	Optional

•  CIR is available for Insureds Issue Ages 16-60.

•  CIR provides insurance on the Insured’s children ages 15 days to 19 years at issue and any children born after issue and prior to the Insured’s Attained Insurance Age 65 Policy Anniversary.

•  Coverage on a child will expire on the earlier of the child’s 22nd birthday or the Insured’s Attained Insurance Age 65 Policy Anniversary.

Overloan Protection Benefit (OPB)	Protects the policy from Lapsing as a result of Indebtedness exceeding the Policy Value when certain conditions are met.	Optional

•  OPB can only be exercised if the death benefit option 1 is in effect.

•  The policy must be in force for at least 15 years before the OPB can be exercised.

•  The policy may not be in the grace period to exercise the OPB.

•  Upon exercise, any outstanding indexed loan will be changed to a fixed loan, and no new indexed loans will be permitted.

Waiver of Monthly Deduction (WMD)	Under WMD, we will waive the monthly deduction if the Insured becomes totally disabled for a period of 180 consecutive days when certain requirements are met.	Optional

•  WMD is available for Insureds Issue Ages 20-55.

•  Insured must be totally disabled for 180 days or longer prior to the Insured’s Attained Insurance Age 65 Policy Anniversary to claim benefits.

•  Monthly deductions will be waived for a limited period of time if total disability begins on or after the Insured’s Attained Insurance Age 60 Policy Anniversary but before the Insured’s Attained Insurance Age 65 Policy Anniversary.

•  During a period of total disability, the Specified Amount of the policy cannot be increased, the death benefit option cannot be changed and increases in benefits under the policy or any riders attached to it will not be allowed.

•  If the rider and policy are inforce and the rider is not on claim on the Insured’s Attained Insurance Age 65 Policy Anniversary, the rider will automatically terminate.

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Name of Benefit	Purpose	Is the Benefit Standard or Optional	Brief Description of Restrictions / Limitations

Waiver of Premium (WP)	The WP rider provides that if the Insured becomes totally disabled and total disability continues for a period of 180 consecutive days, RiverSource Life will add to the Policy Value the specified premium as shown on the Policy Data page, or waive the monthly deduction for the policy, whichever is higher.	Optional

•  WP is available for Insureds Issue Ages 20-55.

•  Insured must be totally disabled for 180 days or longer prior to the Insured’s Attained Insurance Age 65 Policy Anniversary to claim benefits.

•  Benefits will be applied for a limited period of time if total disability begins on or after the Insured’s Attained Insurance Age 60 Policy Anniversary but before the Insured’s Attained Insurance Age 65 Policy Anniversary.

•  During a period of total disability, the Specified Amount of the policy cannot be increased, the death benefit option cannot be changed and increases in benefits under the policy or any riders attached to it will not be allowed.

•  If the rider and policy are inforce and the rider is not on claim on the Insured’s Attained Insurance Age 65 Policy Anniversary, the rider will automatically terminate.

Accounting Value Increase Rider (AVIR)	If the policy is fully surrendered while the rider is in force and prior to the expiration date of the rider, we will waive a portion of the Surrender Charge.	Optional

•  AVIR is only available at issue.

•  This rider is only available in limited situations, determined at time of underwriting.

•  Surrender Charges will not be waived if the policy is being surrendered in exchange for a new insurance policy or contract.

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Name of Benefit	Purpose	Is the Benefit Standard or Optional	Brief Description of Restrictions / Limitations

AdvanceSource Accelerated Benefit Rider for Chronic Illness (ASR-CI)	ASR-CI provides a rider payment to the Insured, as an acceleration of the policy’s death benefit, if the Insured becomes a Chronically Ill Individual who receives Qualified Long-term Care Services.	Optional

•  ASR is only available at issue.

•  ASR is available for Insureds Issue Ages 0-79.

•  The ASR Specified Amount must be between 20% and 100% of the policy Specified Amount.

•  The minimum ASR Specified Amount is $50,000.

•  The minimum Specified Amount of the policy with an ASR is $100,000.

•  ASR can be issued to Insureds rated substandard up to and including Table D.

•  ASR is only available on policies that are death benefit option 1.

•  Benefits under the rider will only be paid if the Insured is classified as Chronically Ill, as defined in the rider, for at least 90 days.

•  Benefits will not be provided under this rider during the first six months for qualified long-term care services received by the Insured due to a pre-existing condition.

•  The rider does not cover services provided by a facility or an agency that does not meet the rider definition of such facility or agency.

•  Upon notice of claim, any outstanding indexed loan will be changed to a fixed loan.

•  Certain policy transactions are not allowed while the Insured is on ASR claim. This includes transfers from the Fixed Account to the Subaccounts or Indexed Accounts, partial surrenders, a change from a fixed loan to an indexed loan, and additional policy loans.

•  The ASR does not include inflation projection coverage.

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Name of Benefit	Purpose	Is the Benefit Standard or Optional	Brief Description of Restrictions / Limitations
AdvanceSource Accelerated Benefit Rider for Long-Term Care (ASR-LTC)	ASR-LTC provides a rider payment to you, as an acceleration of the policy’s death benefit, if the Insured becomes a Chronically Ill Individual who receives Qualified Long-term Care Services.	Optional

•  ASR is only available at issue.

•  ASR is available for Insureds Issue Ages 0-79.

•  The ASR Specified Amount must be between 20% and 100% of the policy Specified Amount.

•  The minimum ASR Specified Amount is $50,000.

•  The minimum Specified Amount of the policy with an ASR is $100,000.

•  ASR can be issued to Insureds rated substandard up to and including Table D.

•  ASR is only available on policies that are death benefit option 1 or death benefit option 2.

•  Benefits under the rider will only be paid if the Insured is classified as Chronically Ill, as defined in the rider, for at least 90 days.

•  Benefits will not be provided under this rider during the first six months for qualified long-term care services received by the Insured due to a pre-existing condition.

•  The rider does not cover services provided by a facility or an agency that does not meet the rider definition of such facility or agency.

•  Upon notice of claim, any outstanding indexed loan will be changed to a fixed loan.

•  Certain policy transactions are not allowed while the Insured is on ASR claim. This includes transfers from the Fixed Account to the Subaccounts or Indexed Accounts, partial surrenders, a change from an indexed loan to a fixed loan, and additional policy loans.

•  The ASR does not include inflation projection coverage.

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Name of Benefit	Purpose	Is the Benefit Standard or Optional	Brief Description of Restrictions / Limitations

Automated Transfers	Automated transfer arrangements allow you to set up periodic transfers at a set interval (i.e. monthly, quarterly, etc.) from one investment option to one or more investment option(s) under the policy.	Standard

•  Only one automated transfer arrangement can be in effect at any time.

•  Only one account can be used as the source of funds in the automatic transfer arrangement.

•  The Indexed Accounts may not be used as the source of funds for any automated transfer arrangement.

•  If the Fixed Account is the source of funds, you cannot set up an automated transfer amount that would deplete the Fixed Account in less than 12 months.

•  If the value of the source of funds account is less than the requested automated transfer amount, that occurrence of the automated transfer will not process.

•  The minimum automatic transfer amount is $50.

•  You must allow seven days for us to change any automated transfer arrangement instructions that are currently in place.

•  If you made a transfer from the Fixed Account to one or more Subaccounts, you may not make a transfer from those Subaccounts back to the Fixed Account until the next Policy Anniversary.

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Name of Benefit	Purpose	Is the Benefit Standard or Optional	Brief Description of Restrictions / Limitations

Automated Dollar-Cost Averaging (DCA)	A DCA arrangement is an automated transfer arrangement designed to help you benefit from fluctuations in Accumulation Unit values caused by fluctuations in the market values of the underlying Funds. Under a DCA arrangement, since you invest the same amount each period, you automatically acquire more units when market values fall, fewer units when it rises. The potential effect is to lower your average cost per unit. There is no charge for DCA.	Standard

•  Only one automated transfer arrangement can be in effect at any time.

•  Only one account can be used as the source of funds in the automatic transfer arrangement.

•  If the Fixed Account is the source of funds, you cannot set up an automated transfer amount that would deplete the Fixed Account in less than 12 months.

•  If the value of the source of funds account is less than the requested automated transfer amount, that occurrence of the automated transfer will not process.

•  The minimum automatic transfer amount is $50.

•  You must allow seven days for us to change any automated transfer arrangement instructions that are currently in place.

•  If you made a transfer from the Fixed Account to one or more Subaccounts, you may not make a transfer from those Subaccounts back to the Fixed Account until the next Policy Anniversary.

Special Dollar-Cost Averaging (SDCA)

An SDCA arrangement is an automated transfer arrangement designed to help you benefit from fluctuations in Accumulation Unit values caused by fluctuations in the market values of the underlying Funds. Under an SDCA arrangement, Net Premiums and/or Policy Value is allocated to the SDCA portion of the Fixed Account. These amounts are then subsequently transferred, on a monthly basis and over a 12-month period, to accounts according to the premium allocation currently in effect at the time of each transfer. The potential effect of this option is that it may allow you to lower your average cost per unit. There is no charge for SDCA.

Standard

•  The Fixed Account is the source of funds.

•  The minimum SDCA transfer amount is $50.

•  If an SDCA transfer amount is allocated to one or more Subaccounts, you may not make a transfer from those Subaccounts back to the Fixed Account until the next Policy Anniversary.

Asset Rebalancing	The asset rebalancing feature automatically transfers Policy Value between Subaccounts at set intervals (i.e. monthly, quarterly, etc.) to correspond to your chosen allocation percentages among Subaccounts.	Standard

•  The Policy Value reallocated must be at least $2,000 at the time the asset rebalancing is set up.

•  Asset rebalancing does not apply to Policy Value in the Fixed Account.

•  Asset rebalancing must occur quarterly, semiannually or annually.

•  You must allow 30 days for us to change any asset rebalancing instructions that currently are in place.

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Buying the Policy

Premiums

Payment of premiums: An initial premium equal to the monthly premium required to keep the Minimum Initial Premium Guarantee in effect is required to be paid on or before the Policy Date and must be received by us before the policy can become effective. No insurance will take effect until this amount is paid. Additionally, in applying for your policy you decide how much you intend to pay and how often you will make future payments. During the first several policy years until the Policy Value is sufficient to cover the Surrender Charge, we require that you pay the Minimum Initial Premium in effect in order to keep the policy in force. The Scheduled Premium serves only as an indication of your intent as to the frequency and amount of future premium payments. You may skip Scheduled Premium payments at any time if your Cash Surrender Value is sufficient to pay the monthly deduction or if you have paid sufficient premiums to keep the NLG in effect.

To determine the amount of Scheduled Premium, you may consider a number of factors including, but not limited to:

•	the Specified Amount;

•	the Insured’s sex (unless unisex rates are required by law);

•	the Insured’s issue age;

•	the Insured’s Risk Classification;

•	premium frequency; and

•	the death benefit option.

You may schedule payments annually, semiannually, quarterly or monthly. (We must approve payment at any other interval.) The Scheduled Premium you have chosen is shown under Policy Data in the policy. You may also pay premiums by bank authorization on a monthly or quarterly basis under our current company practice. We reserve the right to change this practice.

The Scheduled Premium serves only as an indication of your intent as to the frequency and amount of future premium payments. You may skip Scheduled Premium payments at any time if your Cash Surrender Value is sufficient to pay the monthly deduction or if you have paid sufficient premiums to keep the NLG in effect.

You may also change the amount and frequency of Scheduled Premium payments by written request. We reserve the right to limit the amount of such changes. Any change in the premium amount is subject to applicable tax laws and regulations.

Although you have flexibility in paying premiums, the amount and frequency of your payments will affect the Policy Value, Cash Surrender Value and length of time your policy will remain in force, as well as affect whether the NLG remains in effect.

Premium limitations: You may make unscheduled premium payments at any time and in any amount of at least $25. We reserve the right to limit the number and amount of unscheduled premium payments. No premium payments, scheduled or unscheduled, are allowed on or after the Insured’s Attained Insurance Age 120.

Allocation of premiums: Until the Policy Date, we hold premiums, if any, in the Fixed Account and we credit interest on any Net Premiums at the current Fixed Account rate. As of the Policy Date, we will allocate the Net Premiums plus accrued interest to the accounts you have selected in your application. At that time, we will begin to assess the monthly deduction and other charges.

When we receive Notice of Claim for any rider paying benefits due to chronic or terminal illness, the premium allocation percentages will be set to allocate all amounts to the Fixed Account. The premium allocation percentages cannot be changed while on claim. Upon expiry of the claim, you may change the premium allocation percentages by sending a written request to our Service Center.

On the Insured’s Attained Insurance Age 120 anniversary, the premium allocation percentages will be set to allocate all premium and loan repayments to the Fixed Account, and may not be changed.

Additional premiums: We credit additional premiums you make to your accounts on the Valuation Date we receive them. If we receive an additional premium at our Service Center before the Close of Business, we will credit any portion of that premium allocated to the Subaccounts using the Accumulation Unit value we calculate on the Valuation Date we received the premium. If we receive an additional premium at our Service Center at or after the Close of Business, we will credit any portion of that premium allocated to the Subaccounts using the Accumulation Unit value we calculate on the next Valuation Date after we received the premium.

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How Your Policy Can Lapse

Grace Period

If on a Monthly Date the Cash Surrender Value of your policy is less than the amount needed to pay the next monthly deduction and neither the NLG nor the Minimum Initial Premium Guarantee is in effect, you will have 61 days to pay the required premium amount. If you do not pay the required premium, the policy will Lapse.

Approximately 15 days after the grace period begins, we will mail a notice to your last known address, requesting a payment sufficient to cover any past due premiums, any premiums falling due during the grace period, and the next scheduled monthly deduction. If we receive this premium before the end of the 61-day grace period, we will use the payment to cover all monthly deductions and any other charges then due. We will add any remaining balance to the Policy Value and allocate it in the same manner as other premium payments. If the Insured dies during the grace period, we will deduct any overdue monthly deductions from the death benefit.

If you have an AdvanceSource rider(1) on your policy and the AdvanceSource rider terminates at the end of the grace period while the Accelerated Benefit Insured is a Chronically Ill Individual, the rider may be reinstated provided that you submit a written request within five months after the date of termination and provided that certain other conditions are met. Those conditions are listed in the rider. The reinstated rider will not provide

Monthly Benefit Payments during the period of Lapse to the date of reinstatement. The effective date of the reinstated rider will be the beginning of the policy month that coincides with or next follows the date we approve the Accelerated Benefit Insured’s request.

Reinstatement

Your policy may be reinstated within three years after it Lapses, unless you surrendered it for cash. To reinstate, we will require:

•	a written request;

•	evidence satisfactory to us that the Insured remains insurable;

•	payment of the premium we specify; and

•	payment or reinstatement of any Indebtedness.

The effective date of a reinstated policy will be the Monthly Date on or next following the day we accept your application for reinstatement. The suicide period (see “Proceeds Payable Upon Death”) will apply from the effective date of reinstatement. Surrender Charges will return to what they would have been if the policy had not Lapsed.

We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.

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Making Withdrawals: Accessing the Money in Your Policy

You may cancel the policy, otherwise known as a Full Surrender, while it is in force and receive its Cash Surrender Value or take a Partial Surrender out of your policy. The Cash Surrender Value is the Policy Value minus Indebtedness minus any applicable Surrender Charges. Surrender Charges affect the surrender value, which is a measure we use to determine whether your policy will enter a grace period (and possibly Lapse, which may have adverse tax consequences, see “Tax Risk”). If you surrender your policy, you receive its Cash Surrender Value and applicable Surrender Charges. (See “Loads, Fees and Charges.”)

A Partial Surrender will reduce the Policy Value and the death benefit and may terminate the NLG and Minimum Initial Premium Guarantee. Additionally, for Option 1 policies, Partial Surrender will reduce the Specified Amount. Partial Surrenders are available within certain limits for a fee. After the first policy year, you may take a Partial Surrender of any amount from $500 up to 90% of the policy’s Cash Surrender Value. Partial Surrenders by telephone are limited to $100,000, provided that surrender Proceeds are sent to your address of record. Unless you specify otherwise, we will make Partial Surrenders from the Fixed Account (not including the part of Fixed Account that is part of an SDCA arrangement) and Subaccounts on a Pro Rata Basis. When the Fixed Account, minus any value that is part of an SDCA arrangement, and the Subaccounts are exhausted, the Partial Surrender will be made from the Fixed Account that is part of an SDCA arrangement. When the value of the Fixed Account that is part of an SDCA arrangement has been exhausted, the Partial Surrender will be taken from the Indexed Accounts.

Surrender Charges apply to this policy for the first 10 years and for 10 years after an increase in the Specified Amount. Surrender Charges can significantly reduce Policy Values. Poor investment performance can also significantly reduce Policy Values. During early policy years the Cash Surrender Value may be less than the premiums you pay for the policy.

Example:

Jane Doe purchases a base policy with a $500,000 Specified Amount and makes premium payments of $9,000 in the first policy year and an additional $10,000 in the third policy year. At the beginning of the second policy year, the Policy Value is $8,800 and the Surrender Charge is $9,257. If she decides to do a Full Surrender, the Proceeds would be $0 which is the $8,800 Policy

Value minus the $9,257 Surrender Charge. At the beginning of the eighth policy year, the Policy Value is $19,500 and the Surrender Charge is $5,235.42. If she decides to do a Full Surrender, the Proceeds would be $14,264.58 which is the $19,500 Policy Value minus the $5,235.42 Surrender Charge.

If your policy Lapses or is fully surrendered with an outstanding policy loan, you may experience a significant tax cost.

•	You will be taxed on any earnings in the policy. Generally, a policy has earnings to the extent the cash value plus any outstanding loans exceeds the investment in the contract.

•	For non-MEC policies, it could be the case that a policy with a relatively small existing cash value could have significant as yet untaxed earnings that will be taxed upon Lapse or surrender of the policy.

•	For MEC policies, earnings are the remaining earnings (any earnings that have not been previously taxed) in the policy, which could be a significant amount depending on the policy.

You may take a full or a Partial Surrender by written request. We may, but are not required to, accept a full or Partial Surrender request from you by phone. (See “Two Ways to Request a Transfer, Loan, Loan Type Change, or Surrender” for address and telephone numbers for your requests.) We will process your surrender request on the Valuation Date we receive it. If we receive your surrender request at our Service Center in Good Order before the Close of Business, we will process your surrender using the Accumulation Unit value we calculate on the Valuation Date we received your surrender request. If we receive your surrender request at our Service Center in Good Order at or after the Close of Business, we will process your surrender using the Accumulation Unit value we calculate on the next Valuation Date after we received your surrender request. Generally, we will process your payment within seven days (for exceptions — see “Deferral of Payments” under “Payment of Policy Loans, Surrenders and Death Benefit Proceeds”). We will mail surrender payments to you by regular mail. If you request express mail delivery, we will charge a fee. You may also request that payment be wired to your bank. We will charge a fee if you request an electronic funds transfer to your bank. For instructions, please contact your sales representative.

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Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning and surrendering or making withdrawals from the policy. Please refer to your Policy Data page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the policy, surrender or make withdrawals from the policy or transfer cash value between investment options.

Transaction Fees

CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED
Maximum Sales Charge Imposed on Premiums (Load)(a)	When you pay premium.	4% of each premium payment.

Premium Taxes	When you pay premium as part of the premium expense charge.	A portion of the premium expense charge is used to pay state premium taxes imposed on us by state and governmental subdivisions. See discussion under “Premium Expense Charge.”

Maximum Deferred Sales Charge (Load)(b)	When you surrender your policy for its full Cash Surrender Value, or the policy Lapses, during the first ten years and for ten years after requesting an increase in the Specified Amount. These rates grade down over 10 years to zero.	Initial Rate per $1,000 of initial Specified Amount:
Minimum: $11.13 — Female, Standard Nontobacco, Insurance Age 0.
Maximum: $57.00 — Male, Standard Tobacco, Insurance Age 63.
Representative Insured: $18.67 — Female, Super Preferred Nontobacco, Insurance Age 40.

Other Surrender Fees(c)	When you surrender part of the value of your policy.	The lesser of:
• $25; or

• 2% of the amount surrendered.

Transfer Fees	N/A	N/A

Fees for Express Mail and Electronic Fund Transfers of Loan or Surrender Proceeds	When you take a loan or surrender and Proceeds are sent by express mail or electronic fund transfer.	• $30 — United States.
• $35 — International.

Interest Rate on Loans (d)	Charged daily and due at the end of the policy year.	Fixed Loans
• 3% for policy years 1-10;
1% for policy years 11+.
Indexed Loans

• Maximum: 8% for all policy years

(a)	We call this the premium expense charge in other places in this prospectus.

(b)

We call this a Surrender Charge in other places in this prospectus, and it decreases monthly until it reaches $0 at the end of year 10. This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.

(c)	We call this the partial Surrender Charge in other places in this prospectus.

(d)

The fixed loan interest rate charged is offset by the minimum guaranteed rate of interest of 1% earned on the Loan Collateral Account. The indexed loan interest rate charged is offset by any indexed interested credited to the Policy Value in the Indexed Accounts backing the loan, which could be as low as 0%.

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Transaction Fees (continued)

CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED
Interest Rate on Payments under Accelerated Benefit Rider for Terminal Illness (ABRTI)	Annually, payable at the end of each policy year.

•  For that part of the accelerated benefit which does not exceed Policy Value available for a fixed loan when an accelerated benefit is requested, we will charge the policy’s Guaranteed Fixed Loan Interest Rate shown under Policy Data (currently 3% for policy years 1-10 and 1.25% for policy years 11+).

• For that part of the accelerated benefit which exceeds Policy Value available for a fixed loan when the accelerated benefit is requested, the greatest of:
• the current yield on 90-day Treasury bills, or
• the current maximum statutory adjustable policy loan interest rate, or
• the policy’s Guaranteed Fixed Loan Interest Rate shown under Policy Data (currently 3% for policy years 1-10 and 1.25% for policy years 11+).

Overloan Protection Benefit (OPB)	Upon exercise of the benefit.	3% of the Policy Value

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The next table describes the fees and expenses that you will pay periodically during the time that you own the policy, not including Fund fees and expenses.

Periodic Charges Other than Annual Fund Expenses

CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED

Base Policy Charge (also referred to as policy fee)	Monthly.	$10.00 per month for initial Specified Amounts below $1,000,000; and
$0 per month for initial Specified Amounts of $1,000,000 and above.

Cost of Insurance Charge(a)	Monthly.	Monthly rate per $1,000 of Net Amount at Risk:
Minimum: $0.005 — Female, Standard Nontobacco, Insurance Age 0, Duration 5.
Maximum: $57.6325 — Male, Standard Tobacco, Insurance Age 85, Duration28.
Representative Insured: $0.0125 – Female, $500,000 Specific Amount, Super Preferred Nontobacco, Insurance Age 40, Duration1.

Administrative Charge(a)	Monthly.	Monthly Rate per $1,000 of initial Specified Amount:
Minimum: $0.088 — Female, Standard Nontobacco, Insurance Age 4, Durations 1-10.
Maximum: $2.605 — Male, Standard Tobacco, Insurance Age 85, Durations 1-10.
Representative Insured: $0.138 Female, Super Preferred Nontobacco, Insurance Age 40, Durations 1-10.
Indexed Account Charge(b)	Monthly.	Annual rate of 0.60% applied monthly.

Mortality and Expense Risk Charge	Monthly.	Annual rate of 0.00% applied monthly to the Variable Account Value.

Optional Benefit Charges:

Accidental Death Benefit Rider (ADB)(a)	Monthly.	Monthly rate per $1,000 of initial ADB Specified Amount:
Minimum: $0.04 — Female, Standard Nontobacco, Attained Insurance Age 5.
Maximum: $0.16 — Male, Standard Tobacco, Attained Insurance Age 69.
Representative Insured: $0.04 — Female, Super Preferred Nontobacco, Attained Insurance Age 40.

Automatic Increase Benefit Rider (AIBR)	No charge.	No charge for this rider, however, the additional insurance added by the rider is subject to monthly cost of insurance charges.

Children’s Insurance Rider (CIR)	Monthly.	Monthly rate per $1,000 of CIR Specified Amount: $0.58.

(a)

This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.

(b)

The Indexed Account charge is equal to the sum of the charges for all Indexed Accounts. The charge for an Indexed Account is equal to the current Indexed Account charge for that Indexed Account multiplied by the sum of the Segment values corresponding to that Indexed Account as of the Monthly Date.

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Periodic Charges Other than Annual Fund Expenses (continued)

CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED

Waiver of Monthly Deduction	Monthly.	Monthly rate per $1,000 of Net Amount at Risk:
Rider (WMD)(a)
Minimum: $0.00692 — Female, Nontobacco, Attained Insurance Age 20.
Maximum: $0.34212 — Male, Standard Tobacco, Attained Insurance Age 59.
Representative Insured: $0.0266 — Female, Super Preferred Nontobacco, Attained Insurance Age 40.

Waiver of Premium Rider (WP)(a)(b)	Monthly.	Monthly rate multiplied by the greater of the monthly-specified premium selected for the rider or the monthly deduction for the policy and any other riders attached to the policy.
Minimum: $0.03206 — Male, Nontobacco, Attained Insurance Age 20.
Maximum: $0.40219 — Female, Standard Tobacco, Attained Insurance Age 59.
Representative Insured: $0.07486 — Female, Super Preferred Nontobacco, Attained Insurance Age 40.

AdvanceSource® Accelerated	Monthly.	Monthly rate per $1,000 of the rider Net Amount at Risk:
Benefit Rider for Long-Term
Care (ASR-LTC)(a)(b)(c)		Minimum: $0.0025, Male, Super Preferred Nontobacco, Insurance Age 20, Duration 1, 2% Monthly Benefit Percent.
Maximum: $19.2425, Female, Standard Tobacco, Insurance Age 20, Duration 100, 4% Monthly Benefit Percent.
Representative Insured: $0.0025, Female, Super Preferred Nontobacco, Insurance Age 40, Duration 1, 2% Monthly Benefit Percent.

AdvanceSource® Accelerated	Monthly.	Monthly rate per $1,000 of the rider Net Amount at Risk:
Benefit Rider for Chronic
Illness (ASR-CI)(a)(b)(d)		Minimum: $0.0025 – Male, Super Preferred Nontobacco, Insurance Age 20, Duration 1, 1% Monthly Benefit Percent.
Maximum: $33.8875 – Female, Standard Tobacco, Insurance Age 20, Duration 100, 3% Monthly Benefit Percent.
Representative Insured: $0.0025, Female, Super Preferred Nontobacco, Insurance Age 40, Duration 1, 2% Monthly Benefit Percent.

(a)

This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.

(b)

The monthly cost of insurance rate is based on the Accelerated Benefit Insured’s sex, Risk Classification, issue age, Duration and the Monthly Benefit Percent shown in the “Policy Data” section of the policy. The cost of insurance rates for this rider will not exceed the guaranteed maximum monthly cost of insurance rates for this rider shown in the “Policy Data” section of the policy.

(c)	This rider is only available for polices purchased under the Option 1 or Option 2 death benefits.

(d)	This rider is only available for polices purchased under the Option 1 death benefit.

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Periodic Charges Other than Annual Fund Expenses (continued)

CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED

Accounting Value Increase	Monthly.	Monthly rate per $1,000 of initial Specified Amount:
Rider (AVIR)(a)
Minimum: $0.0325 — Male, Nontobacco, Insurance Age 85.
Maximum: $0.0629 — Female, Tobacco, Insurance Ages 35-55.
Representative Insured: $0.0538 — Female, Nontobacco, Insurance Age 40.

Accelerated Death Benefit Rider for Terminal Illness Charge (ADBRTI)	Upon payment of Accelerated Benefit.	In AL, if the Accelerated Benefit payment is $25,000 or greater, the fee will be $250. For Accelerated Benefit payments less than $25,000, the fee will be 1% of the Accelerated Benefit payment. In FL, the fee is $100 per Accelerated Benefit payment. For all other states, the fee will be $250. The maximum aggregate charge for all Accelerated Benefits advanced is $500.

(a)

This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.

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Total Annual Operating Expenses of the Funds

The next table provides the minimum and maximum total operating expenses charged by the underlying Funds(1) that you may pay periodically during the time that you own the policy. A complete list of Funds available under the policy, including their annual expenses, may be found in Appendix A: Funds Available Under the Policy.

Total Annual Fund Expenses	Minimum (%)	Maximum (%)

(expenses deducted from the Fund assets, including management fees and other expenses)	[ ]	[ ]

(1)

Total annual Fund operating expenses are deducted from amounts that are allocated to the Fund. They include management fees and other expenses. Other expenses may include service fees that may be used to compensate service providers, including us and our affiliates, for administrative and contractowner services provided on behalf of the Fund. The amount of these payments will vary by Fund and may be significant. See “The Variable Account and the Funds” for additional information, including potential conflicts of interest these payments may create. For a more complete description of each Fund’s fees and expenses and important disclosure regarding payments the Fund and/or its affiliates make, please review the Fund’s prospectus and SAI.

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Appendix A: Funds Available Under the Policy

The following is a list of funds available under the policy. More information about the funds is available in the prospectuses for the funds, which may be amended from time to time and can be found online at riversource.com/insurance. You can also request this information at no cost by calling 1-800-862-7919 or by sending an email request to riversourceannuityservice@ampf.com.

The current expenses and performance information below reflects fee and expenses of the funds, but do not reflect the other fees and expenses that your policy may charge. Expenses would be higher and performance would be lower if these other charges were included. Each fund’s past performance is not necessarily an indication of future performance.

Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

[To be filed by pre-effective amendment]

Seeks long-term growth of capital.	AB VPS Large Cap Growth Portfolio (Class A) AllianceBernstein L.P.

Seeks long-term capital appreciation.	Allspring VT Small Cap Growth Fund - Class 1 Allspring Funds Management, LLC, adviser; Allspring Global Investments, LLC, sub-adviser.

The Portfolio seeks investment results that correspond (before fees and expenses) generally to the price and yield performance of its underlying index, the Alerian Midstream Energy Select Index (the “Index”).	ALPS | Alerian Energy Infrastructure Portfolio: Class I ALPS Advisors, Inc.

Seeks long-term capital growth. Income is a secondary objective.	American Century VP Mid Cap Value, Class I American Century Investment Management, Inc.

Seeks long-term capital growth. Income is a secondary objective.	American Century VP Value, Class I American Century Investment Management, Inc.

Seeks high total investment return.	BlackRock Global Allocation V.I. Fund (Class I) BlackRock Advisors, LLC, adviser; BlackRock (Singapore) Limited, sub-adviser.

Seeks investment results that correspond to the total return performance of common stocks as represented by the MSCI EAFE Index.	Calvert VP EAFE International Index Portfolio - Class I Calvert Research and Management

Seeks investment results that correspond to the investment performance of U.S. common stocks, as represented by the NASDAQ 100 Index.	Calvert VP Nasdaq 100 Index Portfolio - Class I Calvert Research and Management, adviser; Ameritas Investment Partners, Inc, subadviser.
Seeks investment results that correspond to the investment performance of U.S. common stocks, as represented by the Russell 2000® Index.	Calvert VP Russell 2000® Small Cap Index Portfolio - Class I Calvert Research and Management, adviser; Ameritas Investment Partners, Inc, subadviser.

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks to achieve a competitive total return through an actively managed portfolio of stocks, bonds and money market instruments which offer income and capital growth opportunity.	Calvert VP SRI Balanced Portfolio - Class I Calvert Research and Management

Seeks maximum total investment return through a combination of capital growth and current income.	Columbia Variable Portfolio - Balanced Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with total return.	Columbia Variable Portfolio - Commodity Strategy Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks total return, consisting of long-term capital appreciation and current income.	Columbia Variable Portfolio - Contrarian Core Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with capital appreciation.	Columbia Variable Portfolio - Disciplined Core Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with a high level of current income and, as a secondary objective, steady growth of capital.	Columbia Variable Portfolio - Dividend Opportunity Fund (Class 1) Columbia Management Investment Advisers, LLC

Non-diversified fund that seeks to provide shareholders with high total return through current income and, secondarily, through capital appreciation.	Columbia Variable Portfolio - Emerging Markets Bond Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with long-term capital growth.	Columbia Variable Portfolio - Emerging Markets Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with high total return through income and growth of capital.	Columbia Variable Portfolio - Global Strategic Income Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with maximum current income consistent with liquidity and stability of principal.	Columbia Variable Portfolio - Government Money Market Fund (Class 1) Columbia Management Investment Advisers, LLC

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks to provide shareholders with high current income as its primary objective and, as its secondary objective, capital growth.	Columbia Variable Portfolio - High Yield Bond Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with a high total return through current income and capital appreciation.	Columbia Variable Portfolio - Income Opportunities Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with a high level of current income while attempting to conserve the value of the investment for the longest period of time.	Columbia Variable Portfolio - Intermediate Bond Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with long-term capital growth.	Columbia Variable Portfolio - Large Cap Growth Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with long-term capital appreciation.	Columbia Variable Portfolio - Large Cap Index Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with a level of current income consistent with preservation of capital.	Columbia Variable Portfolio - Limited Duration Credit Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks total return, consisting of current income and capital appreciation.	Columbia Variable Portfolio - Long Government/Credit Bond Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with capital appreciation.	Columbia Variable Portfolio - Overseas Core Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with long-term growth of capital.	Columbia Variable Portfolio - Select Large Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with growth of capital.	Columbia Variable Portfolio - Select Mid Cap Growth Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with long-term growth of capital.	Columbia Variable Portfolio - Select Mid Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks to provide shareholders with long-term capital growth.	Columbia Variable Portfolio - Select Small Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with long-term capital appreciation.	Columbia Variable Portfolio - Seligman Global Technology Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks total return, consisting of current income and capital appreciation.	Columbia Variable Portfolio - Strategic Income Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with current income as its primary objective and, as its secondary objective, preservation of capital.	Columbia Variable Portfolio - U.S. Government Mortgage Fund (Class 1) Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with a high level of current income.	CTIVP® - American Century Diversified Bond Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; American Century Investment Management, Inc., subadviser.

Non-diversified fund that seeks to provide shareholders with total return that exceeds the rate of inflation over the long term.

CTIVP® - BlackRock Global Inflation-Protected Securities Fund (Class 1)

Columbia Management Investment Advisers, LLC, adviser; BlackRock Financial Management, Inc., subadviser; BlackRock International Limited, sub-subadviser.

Seeks to provide shareholders with current income and capital appreciation.	CTIVP® - CenterSquare Real Estate Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; CenterSquare Investment Management LLC, subadviser.

Seeks to provide shareholders with long-term capital growth.	CTIVP® - MFS® Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Massachusetts Financial Services Company, subadviser.

Seeks to provide shareholders with long-term capital growth.	CTIVP® - Morgan Stanley Advantage Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Morgan Stanley Investment Management Inc., subadviser.

Seeks to provide shareholders with long-term capital growth.	CTIVP® - Principal Blue Chip Growth Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Principal Global Investors, LLC, subadviser.

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks to provide shareholders with long-term growth of capital and income.	CTIVP® - T. Rowe Price Large Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; T. Rowe Price Associates, Inc., subadviser.

Seeks to provide shareholders with total return through current income and capital appreciation.	CTIVP® - TCW Core Plus Bond Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; TCW Investment Management Company LLC, subadviser.

Seeks to provide shareholders with long-term growth of capital.	CTIVP® - Victory Sycamore Established Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Victory Capital Management Inc., subadviser.

Seeks to provide shareholders with long-term capital growth.	CTIVP® - Westfield Mid Cap Growth Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Westfield Capital Management Company, L.P., subadviser.

Seeks to provide total return.	Delaware Ivy VIP Asset Strategy, Class I Delaware Management Company

Seeks long-term capital growth.	Delaware VIP® International Series - Standard Class Delaware Management Company, adviser; Macquarie Funds Management HK Ltd., Macquarie Investment Management Global Limited, subadvisers.

Seeks capital appreciation.	DWS Alternative Asset Allocation VIP, Class A2 DWS Investment Management Americas Inc., adviser; RREEF America L.L.C., subadvisor.

Seeks high level of current income.	Eaton Vance VT Floating-Rate Income Fund - Institutional Class Eaton Vance Management

Seeks long-term capital appreciation.	Fidelity® VIP Contrafund® Portfolio Initial Class Fidelity Management & Research Company (the Adviser) is the fund’s manager. Fidelity Management & Research Company (UK) Limited, Fidelity Management & Research Company (Hong Kong) Limited, Fidelity Management & Research Company (Japan) Limited, subadvisers.

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks capital appreciation.	Fidelity® VIP Emerging Markets Portfolio Initial Class
Fidelity Management & Research Company (the Adviser) is the fund’s manager. Fidelity Management & Research Company (UK) Limited, Fidelity Management & Research Company (Hong Kong) Limited, Fidelity Management & Research Company (Japan) Limited, FIL Investment Advisers, FIL Investment Advisers (UK) Limited and FIL Investments (Japan) Limited, subadvisers.

Seeks capital appreciation.	Fidelity® VIP Energy Portfolio Initial Class
Fidelity Management & Research Company (the Adviser) is the fund’s manager. Fidelity Management & Research Company (UK) Limited, Fidelity Management & Research Company (Hong Kong) Limited, Fidelity Management & Research Company (Japan) Limited, subadvisers.

Seeks to provide capital growth.	Fidelity® VIP Growth Opportunities Portfolio Initial Class
Fidelity Management & Research Company (the Adviser) is the fund’s manager. Fidelity Management & Research Company (UK) Limited, Fidelity Management & Research Company (Hong Kong) Limited, Fidelity Management & Research Company (Japan) Limited, subadvisers.

Seeks as high level of current income as is consistent with the preservation of capital.

Fidelity® VIP Investment Grade Bond Portfolio Initial Class
Fidelity Management & Research Company (the Adviser) is the fund’s manager. Fidelity Management & Research Company (UK) Limited, Fidelity Management & Research

Company (Hong Kong) Limited, Fidelity Management & Research Company (Japan) Limited, subadvisers.

Seeks long-term growth of capital.	Fidelity® VIP Mid Cap Portfolio Initial Class
Fidelity Management & Research Company (the Adviser) is the fund’s manager. Fidelity Management & Research Company (UK) Limited, Fidelity Management & Research Company (Hong Kong) Limited, Fidelity Management & Research Company (Japan) Limited, subadvisers.

Seeks a high level of current income and may also seek capital appreciation.	Fidelity® VIP Strategic Income Portfolio Initial Class
Fidelity Management & Research Company (the Adviser) is the fund’s manager. Fidelity Management & Research Company (UK) Limited, Fidelity Management & Research Company (Hong Kong) Limited, Fidelity Management & Research Company (Japan) Limited, FIL Investment Advisers, FIL Investment Advisers (UK) Limited and FIL Investments (Japan) Limited, subadvisers.

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks to maximize income while maintaining prospects for capital appreciation. Under normal market conditions, the fund invests in a diversified portfolio of equity and debt securities.	Franklin Income VIP Fund - Class 1 Franklin Advisers, Inc.

Seeks long-term total return. Under normal market conditions, the fund invests at least 80% of its net assets in investments of small capitalization companies.	Franklin Small Cap Value VIP Fund - Class 1 Franklin Mutual Advisers, LLC

Seeks total return with a low to moderate correlation to traditional financial market indices.	Invesco V.I. Balanced-Risk Allocation Fund, Series I Shares Invesco Advisers, Inc.

Seeks capital appreciation.	Invesco V.I. Main Street Small Cap Fund®, Series I Shares Invesco Advisers, Inc.

Seeks long-term growth of capital.	Invesco V.I. Technology Fund, Series I Shares Invesco Advisers, Inc.

Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.	Janus Henderson VIT Balanced Portfolio: Institutional Shares Janus Henderson Investors US LLC

Seeks to obtain maximum total return, consistent with preservation of capital.	Janus Henderson VIT Flexible Bond Portfolio: Institutional Shares Janus Henderson Investors US LLC

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks high current income and the opportunity for capital appreciation to produce a high total return.	Lord Abbett Series Fund Bond Debenture Portfolio - Class VC Lord, Abbett & Co LLC

Seeks total return.	MFS® Global Real Estate Portfolio - Initial Class Massachusetts Financial Services Company

Seeks capital appreciation.	MFS® International Growth Portfolio - Initial Class Massachusetts Financial Services Company

Seeks total return.	MFS® Utilities Series - Initial Class Massachusetts Financial Services Company

Seeks maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO VIT Total Return Portfolio, Institutional Class Pacific Investment Management Company LLC (PIMCO)

Seeks to provide shareholders with long-term capital appreciation.	Putnam VT Global Health Care Fund - Class IA Shares
Putnam Investment Management, LLC. Though the investment advisor has retained the services of both Putnam Investments Limited (PIL) and the Putnam Advisory Company, LLC (PAC), PIL and PAC do not currently manage any assets of the fund.

Seeks capital growth. Current income is a secondary objective.	Putnam VT International Value Fund - Class IA Shares
Putnam Investment Management, LLC, investment advisor. Though the investment advisor has retained the services of both Putnam Investments Limited (PIL) and The Putnam Advisory Company, LLC (PAC), PIL and PAC do not currently manage any assets of the fund.

Seeks capital growth and current income.	Putnam VT Large Cap Value Fund - Class IA Shares
Putnam Investment Management, LLC, investment advisor. Though the investment advisor has retained the services of Putnam Investments Limited (PIL), PIL does not currently manage any assets.

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks to provide a high level of total return that is consistent with an aggressive level of risk.	Variable Portfolio - Aggressive Portfolio (Class 1)[2] Columbia Management Investment Advisers, LLC

Seeks to provide a high level of total return that is consistent with a conservative level of risk.	Variable Portfolio - Conservative Portfolio (Class 1)[2] Columbia Management Investment Advisers, LLC

Pursues total return while seeking to manage the Fund’s exposure to equity market volatility.	Variable Portfolio - Managed Volatility Growth Fund (Class 1)[2,3] Columbia Management Investment Advisers, LLC

Pursues total return while seeking to manage the Fund’s exposure to equity market volatility.	Variable Portfolio - Managed Volatility Moderate Growth Fund (Class 1)[2,3] Columbia Management Investment Advisers, LLC

Seeks to provide a high level of total return that is consistent with a moderate level of risk.	Variable Portfolio - Moderate Portfolio (Class 1)[2] Columbia Management Investment Advisers, LLC

Seeks to provide a high level of total return that is consistent with a moderately aggressive level of risk.	Variable Portfolio - Moderately Aggressive Portfolio (Class 1)[2] Columbia Management Investment Advisers, LLC

Seeks to provide a high level of total return that is consistent with a moderately conservative level of risk.	Variable Portfolio - Moderately Conservative Portfolio (Class 1)[2] Columbia Management Investment Advisers, LLC

Seeks to provide shareholders with a high level of current income while conserving the value of the investment for the longest period of time.	Variable Portfolio - Partners Core Bond Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; J.P. Morgan Investment Management Inc. and Allspring Global Investments, LLC, subadvisers.

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks to provide shareholders with long-term capital growth.	Variable Portfolio - Partners Core Equity Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; J.P. Morgan Investment Management Inc. and T. Rowe Price Associates, Inc., subadvisers.

Seeks to provide shareholders with long-term growth of capital.	Variable Portfolio - Partners International Core Equity Fund (Class 1)
Columbia Management Investment Advisers, LLC, adviser; Schroder Investment Management North America Inc., subadviser; Schroder Investment Management North America Limited, sub-subadviser.

Seeks to provide shareholders with long-term capital growth.	Variable Portfolio - Partners International Growth Fund (Class 1)
Columbia Management Investment Advisers LLC, adviser; William Blair Investment Management, LLC and Walter Scott & Partners Limited, subadvisers.

Seeks to provide shareholders with long-term capital growth.	Variable Portfolio - Partners International Value Fund (Class 1)
Columbia Management Investment Advisers, LLC, adviser; Pzena Investment Management, LLC and Thompson, Siegel & Walmsley LLC, subadvisers.

Seeks to provide shareholders with long-term capital growth.	Variable Portfolio - Partners Small Cap Growth Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Scout Investments, Inc. and Allspring Global Investments, LLC, subadvisers.

Seeks to provide shareholders with long-term capital appreciation.	Variable Portfolio - Partners Small Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Segall Bryant & Hamill, LLC and William Blair Investment Management, LLC, subadvisers.

Pursues total return while seeking to manage the Fund’s exposure to equity market volatility.	Variable Portfolio - U.S. Flexible Growth Fund (Class 1)[2,3] Columbia Management Investment Advisers, LLC

Pursues total return while seeking to manage the Fund’s exposure to equity market volatility.	Variable Portfolio - U.S. Flexible Moderate Growth Fund (Class 1)[2,3] Columbia Management Investment Advisers, LLC

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Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2022)
			1 Year	5 Year	10 Year

Seeks to maximize total return.	Western Asset Variable Global High Yield Bond Portfolio - Class I
Legg Mason Partners Fund Adviser, LLC; Western Asset Management Company, LLC, Western Asset Management Company Limited & Western Asset Management Pte. Ltd., sub-advisors.

[1]

This Fund and its investment adviser and/or affiliates have entered into a temporary expense reimbursement arrangement and/or fee waiver. The Fund’s annual expenses reflect temporary fee reductions. Please see the Fund’s prospectus for additional information.

[2]

This Fund is a fund of funds and invests substantially all of its assets in other underlying funds. Because the Fund invests in other funds, it will bearits pro rata portion of the operating expenses of those underlying funds, including management fees.

[3]	This Fund is managed in a way that is intended to minimize volatility of returns. See “Principal Risks of Investing in the Policy.”

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We have filed with the Securities and Exchange Commission a prospectus and a Statement of Additional Information (SAI) that include additional information about RiverSource Variable Universal Life 6 Insurance (Offered for policy applications signed on or after January 12, 2024) and RiverSource Variable Life Separate Account. The prospectus and SAI are dated the same date as this summary prospectus and are available free of charge. To request a copy of either document, to obtain information about your policy or for other investor inquiries, contact your sales representative or RiverSource Life Insurance Company at the telephone number and address listed below. The prospectus and other information about the policy is available online at riversource.com/lifeinsurance.

RiverSource Life Insurance Company 70100 Ameriprise Financial Center Minneapolis, MN 55474 1-800-862-7919 ISP9117_12_B01_(12/23)

Edgar Contract Identifier: [            ]

RiverSource Distributors, Inc. (Distributor), Member FINRA. Issued by RiverSource Life Insurance Company, Minneapolis, Minnesota. Affiliated with Ameriprise Financial Services, LLC.

© 2008-2023 RiverSource Life Insurance Company. All rights reserve

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